UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
-----------

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 16, 2016

(Exact name of registrant as specified in its charter)

Delaware	001-35655	27-1454759
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

4725 Piedmont Row Drive, Suite 110
Charlotte, North Carolina 28210
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (704) 554-5901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 16, 2016, Capital Bank Corporation, the wholly-owned banking subsidiary of Capital Bank Financial Corp. (the “Company”) entered into a settlement agreement to settle a purported class action litigation regarding the alleged improper assessment and collection of overdraft fees (the “Settlement Agreement”). The litigation was filed in the Chancery Court for Tennessee, 20th Judicial District, on February 1, 2011 against GreenBank (“GreenBank”) regarding activity that occurred between February 1, 2005 and June 30, 2011. The Company completed the acquisition of GreenBank on September 8, 2011. The Company agreed to the Settlement Agreement solely by way of compromise and settlement and to avoid further litigation expense. The Company’s agreement is not in any way an admission of liability, fault or wrongdoing by the Company or by GreenBank.

Pursuant to the terms of the Settlement Agreement, the Company will pay $1.5 million to settle the litigation which will be payable within fourteen days after preliminary court approval of the settlement. In addition, the Company agreed not to use debit re-sequencing, weekend and holiday high-to-low posting or weekend and holiday batch processing for a period of at least 36 months following final court approval of the settlement. The Company does not currently engage in such re-sequencing or batching process described above.

Forward-Looking Statements

Certain information in this Current Report on Form 8-K is forward-looking, including our projections as to the timing of final court approval of the settlement, the amount and timing of the charge relating to the proposed settlement and the timing of payments under the proposed settlement. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond the Company's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: obtaining court approval of the proposed settlement, the number of plaintiffs who opt-out of the proposed settlement and whether the proposed settlement is appealed.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL BANK FINANCIAL CORP. (Registrant)

Date:	September 22, 2016	By:	/s/ Vincent M. Lichtenberger
Vincent M. Lichtenberger Executive Vice President, General Counsel & Secretary